Management Services Memorandum

CONFIDENTIAL

This Management Services Memorandum (Memorandum) is BY and BETWEEN

LIVESTAR Entertainment Group, Inc. (LIVESTAR) having office at 4th floor 62 w. 8th Ave Vancouver, BC V5Y 1M7

And 673100 BC Ltd. (673) at #5 — 744 West 7th Avenue Vancouver, BC V5Z 1B8.

Whereas 673 is a corporation duly established under the laws of the Province of British Columbia to provide management and consulting services to other corporations;

Whereas LIVESTAR is a corporation established under the laws of the State of Nevada and is desirous of utilizing the services of 673;

Whereas this Memorandum outlines the understanding of the parties of the following terms and conditions of Service between LIVESTAR and 673;

Whereas this Memorandum outlines the understanding of the parties of the following terms and conditions of Service between LIVESTAR and 673.

1.	Role and Scope of Work:

a.	673 will provide the services of Edwin Kwong (EK) to act as an officer and director and provide services to LIVESTAR and its LIVESTAR subsidiaries. See Schedule A for details.

2.	Term & Compensation:

a.	TERM — Starting on January 1, 2004 for a term of 3 years.

b.	Cash Compensation/Management Services Fees — $6,667 USD /month

c.	Fees will be paid on invoice from 673.

d.	Annual Cash Compensation and Stock Compensation will be reviewed every six (6) months of the Term.

e.	The Parties agree that, at their mutual discretion, LIVESTAR has the right to make an offer of employment to EK during the Term, and that EK has the right to accept such offer, without any hindrance from 673, irrespective of the terms of any employment or services agreement between 673 and EK including non-compete and non-solicitation.

f.	673 will have the right to receive additional Cash Compensation from LIVESTAR subsidiaries/ventures that EK is contributing significant services.

g.	Stock Compensation — EK will have the right be granted Stock based Compensation whether in form of Stock Options or Stock Grants. Both parties agree to determine Stock Based Compensation as early as possible in the Term.

h.	Additional Performance-Based Fees and/or Bonuses – 673 will have the right to earn additional fees and/or bonuses from LIVESTAR or any of its subsidiaries/ventures. The type of additional fees/bonuses will be of the following nature:

i.	Additional Cash Compensation/Service Fees based on To Be Determined (TBD) milestones ii. Additional Stock Compensation (Stock Options or Grants) based on TBD milestones iii. Additional Stock Options on TBD milestones iv. No such fees/bonuses will be payable until the specific performance bonus terms are determined and approved by the board and subsequently earned by 673.

3.	Expenses: LIVESTAR agrees to meet all of 673‘s expenses in carrying out work for LIVESTAR provided that these are for valid and approved business purposes conducted on behalf of LIVESTAR, and that for all expenses above $25, they are supported by receipts. 673 will submit expense reimbursement claims once per month.

4.	Health Benefits: LIVESTAR will provide the same health benefits to EK as are provided to its own employees.

5.	Termination Terms:

a.	Notice Terms — If LIVESTAR terminates this Memorandum it must give 673 60 days written notice. IF 673 terminates this Memorandum it must give LIVESTAR 90 days written notice.

b.	Termination Provisions – If 673‘s services are terminated the following provisions will take effect:

c.	All outstanding invoices or salaries from 673 will become due and payable immediately

d.	All outstanding Loans from EK or 673 are due and payable immediately

e.	673 will have the right to convert any outstanding invoices, salaries, loans payable or other income payable to common stock @ reasonable discount to market price with demand registration rights

f.	All unvested options will be vested immediately

g.	All Property Development Compensation Agreements will remain in effect

h.	LIVESTAR will have the right to offer a buy out of 673‘s equity position, convertible rights and any and all Property Development Compensation Agreements

6.	Both parties understand that this Memorandum provides the basis for a long-form agreement to be completed within 90 days of the signing of this Memorandum. In the case the long-form agreement is not fully executed before the end of aforementioned 90 days, the 90-day period will automatically be renewed to afford time to complete the long-form agreement.

7.	This Memorandum and any subsequent long-form agreement are subject to approval by the Board of Directors of LIVESTAR.

8.	This Memorandum once approved by the Board of Directors of LIVESTAR will be binding upon both parties until replaced by the aforementioned long form agreement.

9.	LIVESTAR acknowledges that 673 may have other clients and to the extent that EK’s efforts may be required to service them he may do so provided that it does not impact the effectiveness of his work for LIVESTAR, does not compete with it in any way, and does not require material time from that available for LIVESTAR which is essentially full-time during the term of this Memorandum.

10.	Effective the date above written, this Memorandum supersedes and replaces the Management and Services Memorandum By and Between LIVESTAR and Edwin Kwong dated January 1, 2002.

11.	This Memorandum is governed by the laws of the State of Nevada.

Agreed and Accepted on this 1st day of January, 2004.

________________________________________________ LIVESTAR Entertainment Group, Inc. Authorized Signatory	______________________________________________ 673100 BC Ltd.

Schedule A

Role and Scope of Work

•	ROLE #1 - Director, COO and interim CFO LIVESTAR ENTERTAINMENT GROUP, INC.

•	All above roles have the following scope of work duties including but not limited to the following: developing, directing and managing the operational efficiency of the Company; the management and support of all Accounting and Administrative functions within the Company; business development; financial management.